Exhibit 10.37

3101 WESTERN AVENUE

OFFICE LEASE

THIS LEASE, made the 2nd day of September, 2004, by and between SELIG REAL ESTATE HOLDINGS FOURTEEN, a Washington limited liability company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington, 98104-1046, hereinafter referred to as “Lessor,” and DENDREON CORPORATION, whose address is 3005 First Avenue, Seattle, Washington 98121, hereinafter referred to as “Lessee”.

1. DESCRIPTION. Lessor, in consideration of the agreements contained in this lease, does hereby lease to Lessee, upon the terms and conditions hereinafter set forth, that certain space consisting of approximately 21,975 rentable square feet situated on the entire 8th floor level and approximately 1,818 rentable square feet located on the upper parking level of the 3101 Western Avenue Building (collectively, the “Premises”) located at 3101 Western Avenue, City of Seattle, State of Washington 98121, the legal description of which is:

Lots 1,2,3 and South Westerly half of Lot 4, Block 3 of William M. Bell’s 7th addition to the City of Seattle, according to plat thereof, recorded in Volume 2 of plats, page 82, records of King County, Washington, together with North Westerly 66’ of block southerly of Bay Street siding Westerly of Western Avenue and Easterly of Elliott Avenue.

The actual number of rentable square feet of the Premises (the “Rentable Square Feet”) shall be measured by an architect or surveyor mutually acceptable to the parties in accordance with the Building Owners and Managers Association Standard Method for Measuring Area in Office Buildings (ANSI/BOMA Z65.1-1996) and the parties shall executed an addendum to this lease in which such measurement is reflected.

2. TERM. The term of this lease shall be for a period of sixty (60) months, commencing on the later of (a) sixty (60) days after Lessee is given access to the Premises to enable it to commence its tenant improvements, or (b) October 1, 2004 (the later of said dates being herein referred to as the “Commencement Date”), and ending sixty (60) months thereafter.

In the event the Premises are not available for Lessee’s access by November 1, 2004, Lessee shall have the option to cancel this Lease by written notice given to Lessor. No delay in Lessee’s access to the Premises shall extend the date on which this Lease is stated to terminate.

3. RENT. Commencing with the Commencement Date, Lessee covenants and agrees to pay Lessor rent each month in advance on the first day of each calendar month. Except for Lessee’s share of increases in the costs of Operating Services and Real Estate Taxes as stated herein, this lease is on a fully serviced basis and rent shall be computed at the annual base rental rate times the number of Rentable Square Feet as follows:

Year l:	$22.00
2:	$22.00
3:	$23.00
4:	$24.00
5:	$24.00

Rent for any fractional calendar month, at the beginning or end of the term, shall be the pro rated portion of the rent computed on an annual basis.

4. CONSIDERATION. As consideration for the execution of this lease, Lessee shall owe Lessor the sum of $138,792.50, which sum shall be offset against the Tenant Improvement Allowance referred to below, which results in the amount of the Tenant Improvement Allowance to be paid to Lessee pursuant to paragraph 31 below to be the difference between the product of $12.50 times the number of Rentable Square Feet minus $138,792.50. Lessee’s offset against the Tenant Improvement Allowance under this Section ($138,792.50) shall be credited against the first and last two (2) months’ rent due under this lease, with any difference between the amount of such offset and said rental to be paid to the party entitled thereto within ten (10) business days after written demand.

5. USES. Lessee agrees that Lessee will use and occupy said Premises for general offices and related purposes and for no other purposes.

6. RULES AND REGULATIONS. Lessee and its employees, agents and contractors shall observe and abide by the rules and regulations Lessor promulgates for the Building. Lessor agrees that such rules and regulations shall be typical of those employed for similar buildings used for general office purposes, shall not interfere with Lessee’s rights under this Lease, shall not discriminate among tenants in the Building, and shall not result in the imposition of additional fees or charges to Lessee. Lessor shall provide Lessee with a written copy of such rules and regulations at least ten (10) days before the same are scheduled to become effective.

7. CARE AND SURRENDER OF PREMISES. Lessee shall take good care of the Premises and shall promptly make all necessary repairs except those required herein to be made by Lessor. At the expiration or sooner termination of this lease, Lessee, without notice, will immediately and peacefully quit and surrender the Premises in good order, condition and repair (damage caused by Lessor or for which Lessor is responsible to repair, reasonable wear and tear, casualty or condemnation excepted). Lessee shall be responsible for removal of all of Lessee’s personal property and signage from the Premises, (excepting fixtures being that which is attached to the Premises, and property of the Lessor), and, to the extent required by law, any communication cabling, telephone equipment installed by Lessee. Lessee shall be responsible for repairing any damage to the Premises caused by such removal.

If Lessee fails to remove and restore the Premises at lease expiration to the extent herein required, then Lessor shall have the right to remove said property and restore the Premises and Lessee shall be responsible for all costs associated therewith. Lessee shall also be responsible for those costs incurred by Lessor for removing debris Lessee may discard in the process of preparing to vacate the Premises, including, but not limited to, the cleaning or replacement of carpets if damage is not caused by reasonable wear, and removal and disposal of Lessee’s personal property remaining in the Premises that Lessee was obligated to remove.

8. ALTERATIONS. Except for the improvements and alterations Lessee makes prior to the Commencement Date or that are funded with the Tenant Improvement Allowance, Lessee shall not make any alterations or improvements in, or additions to said Premises without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. All such alterations, additions and improvements shall be at the sole cost and expense of Lessee and shall become the property of Lessor if they are generic fixtures to the Premises and not in the nature of trade fixtures and shall remain in and be surrendered with the Premises as a part thereof at the termination of this lease, without disturbance, molestation or injury.

9. RESTRICTIONS. Lessee will not use or permit to be used in said Premises anything that will increase the Lessor’s insurance premiums on said Building or any part thereof, nor anything that may be dangerous to life or limb; nor in any manner deface or injure said Building or any part thereof; nor overload any floor or part thereof; nor permit any reasonably objectionable noise or odor to escape or to be emitted from said Premises, or do anything or permit anything to be done upon said Premises in any way that creates a nuisance or that unreasonably disturbs any other tenant or occupant of any part of said Building. Lessee, at Lessee’s expense, will comply with all health, fire and police regulations respecting said Premises, but the foregoing shall not be construed as requiring Lessee to alter, improve or retrofit the Premises to comply with any such laws unless and to the extent the same is required because of Lessee’s particular use.

The Premises shall not be used for lodging or sleeping, and except where reasonably required to assist handicapped individuals, no animals or birds will be allowed in the Building.

10. WEIGHT RESTRICTIONS. Safes, furniture or bulky articles may be moved in or out of said Premises only at such hours and in such manner as will least inconvenience other tenants, which hours and manner shall be at the discretion of Lessor. No safe or other article of over 2,000 pounds shall be moved into said Premises without the consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed, and Lessor shall have the right to locate the position of any article of weight in said Premises if Lessor so desires.

11. SIGN RESTRICTION. No sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the Building without the prior approval of Lessor. Such approval shall not be unreasonably withheld, conditioned or delayed. At such time Lessee leases two (2) or more floors in the 3101 Western Avenue Building, Lessor shall provide Lessee with the right to exclusive building signage on the existing building monument.

12. LOCKS. No additional locks shall be placed upon any doors of the Premises. Keys will be furnished to each door lock. At the termination of the lease, Lessee shall surrender all keys to the Premises whether paid for or not.

13. KEY. Lessor, his janitor, engineer or other agents may retain a pass key to said Premises to enable him to examine the Premises from time to time with reference to any emergency or to the general maintenance of said Premises.

14. TELEPHONE SERVICE. If Lessee desires to install additional telephone or other electrical connections after making the initial tenant improvements that are to be constructed prior to the Commencement Date or would be paid for with the proceeds of the Tenant Improvement Allowance, it shall obtain Lessor’s prior written consent to the manner and location of the introduction of such wires and cables into the Premises.

15. SERVICES. Lessor shall maintain Premises and the public and common areas of Building, such as lobbies, stairs, corridor and restrooms, in a condition consistent to that of Class “A” office buildings in Seattle except to the extend of any damage caused by the act of Lessee.

Lessor shall furnish Premises with electricity for lighting and operation of low power usage office machines, heat, normal office air-conditioning, and elevator services, during the ordinary business hours of the Building. Such hours are Monday through Friday 6:00 a.m. to 6:00 p.m. and Saturday 9:00 a.m. to 1:00 p.m. Air-conditioning units and electricity therefor for special air-conditioning requirements, such as for computer centers, shall be at Lessee’s expense. Lessor shall also provide lighting replacement for Lessor furnished lighting, toilet room supplies, window washing with reasonable frequency, and customary janitor service.

Lessor shall not be liable to Lessee for any loss or damage caused by or resulting from any variation, interruption or any failure of said services due to any cause whatsoever unless the same results from the wrongful acts or omissions of Lessor, its employees, agents or contractors. No temporary interruption or failure of such services incident to the making of repairs, alterations, or improvements, or due to accident or strike or conditions or events not under Lessor’s control shall be deemed as an eviction of Lessee or relieve Lessee from any of Lessee’s obligations hereunder.

In the event of any lack of attention on the part of Lessor and any dissatisfaction with the service of the Building, or any unreasonable annoyance of any kind, Lessee is requested to make complaints at Lessor’s Building office and not to Lessor’s employees or agents seen within the Building.

Lessee is further requested to remember that Lessor is as anxious as Lessee that a high grade service be maintained, and that the Premises be kept in a state to enable Lessee to transact business with the greatest possible ease and comfort.

16. SOLICITORS. Lessor will make an effort to keep solicitors out of the Building, and Lessee will not oppose Lessor in his attempt to accomplish this end.

17. FLOOR PLAN. The eighth (8th) floor and upper parking level plans shall be attached hereto and marked Exhibit “A”.

18. ASSIGNMENT. Lessee shall have the right to assign the Lease or sublease the Premises to any entity which is controlled by, under the control of or under the common control with Lessee, or any entity into which Lessee may be merged or consolidated, or which purchases all or substantially all of the assets or stock of Lessee (each an “Affiliate of Lessee”).

Except as provided for in the preceding paragraph, Lessee will not assign this lease, or any interest hereunder without first obtaining the written consent of Lessor, and this lease, or any interest hereunder, shall not be assigned by operation of law. Lessee will not sublet said Premises or any part thereof and will not permit the use of said Premises by others other than Lessee and the agents of Lessee without first obtaining the written consent of Lessor,. Lessor’s consent under this paragraph shall not be unreasonably withheld, conditioned or delayed.

In the event such written consent shall be given, no other or subsequent assignment or subletting shall be made without the previous written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed.

19. OPERATING SERVICES AND REAL ESTATE TAXES. The annual base rental rate times the Rentable Square Feet in this lease includes Lessee’s proportionate share of Operating Services and Real Estate Taxes for the first twelve months of the lease term, “Base Year Costs”. Only actual increases from these Base Year Costs, if any, will be passed on to Lessee on a proportionate basis as additional rent. Base Year Costs and the actual Costs increases for which Lessee is liable shall include the same items and be calculated in the same manner. Excluding real estate taxes and utilities, expenses shall not increase more than four percent (4%) over the previous twelve (12) months.

DEFINITIONS

Base Year

For computing the Base Year Costs, the base year shall be the calendar year stated herein or if a specific calendar year is not stated herein then the base year shall be the calendar year in which the lease term commences. The base year shall be the calendar year 2004.

Comparison Year

The Comparison Year(s) shall be the calendar year(s) subsequent to the base year.

Operating Services

“Operating Services” include, but are not limited to, the charges incurred by Lessor for: Building operation salaries, benefits, management fee (currently 5%) of gross income for the Building, insurance, electricity, janitorial, supplies, telephone, HVAC, repair and maintenance, window washing, water and sewer, security, landscaping, disposal, elevator, and any other service or supplies reasonably necessary to the use and operation of the premises. Operating Services shall also include the amortization cost of capital costs and of the installation of capital repairs and like kind replacements thereof, which are primarily for the purpose of safety, saving energy or reducing operating costs, or which become required by governmental authority during the term of this lease and do not relate to any previous noncompliance

(all such costs shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles). Notwithstanding anything to the contrary contained herein, Operating Services shall not include any of the following:

(i) real estate taxes

(ii) legal fees, auditing fees, brokerage commissions, advertising costs, or other related expenses incurred by Lessor in an effort to generate rental income;

(iii) repairs, alterations, additions, improvements, or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Building or common areas (but not including repairs, alterations, additions, improvements or replacements made as a result of ordinary wear and tear);

(iv) damage and repairs attributable to fire or other casualty or to condemnation;

(v) damage and repairs necessitated by the negligence or willful misconduct of Lessor, Lessor’s employees, contractors or agents;

(vi) executive salaries to the extent that such services are not in connection with the management, operation, repair or maintenance of the Building;

(vii) Lessor’s general overhead expenses not related to the Building;

(viii) legal fees, accountant’s fees and other expenses incurred in connection with disputes with tenants or other occupants of the Building or associated with the enforcement of the terms of any leases with tenants or the defense of Lessor’s title to or interest in the Building or any part thereof unless the outcome is to the financial benefit of all tenants;

(ix) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering (1) vacant space (excluding common areas) in the Building or (2) space for tenants or other occupants in the Building and costs incurred in supplying any item or service to less than all of the tenants in the Building;

(x) costs incurred due to a violation by Lessor or any other tenant of the Building of law or the terms and conditions of a lease;

(xi) cost of any specific service provided to Lessee or other occupants of the Building for which Lessor is reimbursed (but not including Operating Services and Real Estate Tax increases above Base Year Costs to the extent reimbursed Lessor) or any other expense for which Lessor is or will be reimbursed by another source (i.e., expenses covered by insurance or warranties);

(xii) costs and expenses which would be capitalized under generally accepted accounting principles, with the exception of the capital investment items specified hereinabove;

(xiii) Building management fees in excess of the management fees specified hereinabove;

(xiv) cost incurred with owning and/or operating the parking lot(s) serving the Building by independent parking operator(s).

(xv) fees paid to Lessor or any affiliate of Lessor for goods or services in excess of the fees that would typically be charged by unrelated, independent persons or entities for similar goods and services;

(xvi) rent called for under any ground lease or master lease;

(xvii) principal and/or interest payments called for under any debt secured by a mortgage or deed of trust on the Building; and

Operating Services shall be adjusted for the Base Year and all Comparison Year(s) to reflect the greater of actual occupancy or 95% occupancy.

Real Estate Taxes

Real Estate Taxes shall be the taxes paid by Lessor in the base year and each respective Comparison Year. Real Estate Taxes shall be a separate category and shall be treated as such. All special and local improvement district assessments shall be paid by Lessor and assessed against Lessee employing the largest number of installments over which the same are legally payable.

Proportionate Basis

Lessee’s share of Base Year and Comparison Year(s) Costs shall be a fraction, the numerator of which shall be the number of Rentable Square Feet contained in the leased Premises and the denominator of which shall be the number of rentable square feet in the Building in which the leased Premises are located (190,547/RSF).

Computation of Adjustments to Base Year Costs

Any adjustment to Base Year Costs will commence to occur in Month 13 of the lease term with subsequent adjustments commencing every twelve months of the lease term or in Months 25, 37, 49, etc. as appropriate under the lease term. Lessee shall be responsible for any increase between Lessee’s proportionate share of Base Year Costs and Lessee’s proportionate share of each respective Comparison Year(s) Costs. The increase shall be the increase to each expense individually.

These costs shall be initially calculated based on estimated (projected) costs with reconciliation to actual costs when annual audited numbers are completed. For the purpose of calculating projected increases to Base Year Costs, Lessor shall review historical data to predict if any estimated increases would be anticipated in a Comparison Year(s).

If they are, then commencing in Month 13 and/or every twelve-month period thereafter, Lessor will assess a monthly charge to be paid together with monthly base rent. Once actual cost data for Comparison Year(s) Real Estate Taxes and Operating Services for the entire Building is formulated in accordance with generally accepted accounting principles and both are adjusted to the greater of actual occupancy or 95% occupancy, then Lessee’s estimated pass-through costs shall be corrected with Lessee or Lessor, as appropriate, reimbursing the other for the difference between the estimated and actual costs, at that time in a lump sum payment.

Upon termination of this lease, the amount of any corrected amount between estimated and actual costs with respect to the portion of the final Comparison Year during which this lease is in effect shall survive the termination of the lease and shall be paid to Lessee or Lessor as appropriate within thirty (30) days after final reconciliation.

Computation of or adjustment to Operating Services and/or Real Estate Taxes pursuant to this paragraph or to rent shall be computed based on a three hundred sixty-five (365) day year.

20. ADDITIONAL TAXES OR ASSESSMENTS. Should there presently be in effect or should there be enacted during the term of this Lease, any law, statute or ordinance levying any assessments or any tax upon the leased premises other than federal or state income taxes, Lessee shall reimburse Lessor for Lessee’s proportionate share of said expenses at the same time as rental payments.

21. LATE PAYMENTS. Any payment, required to be made pursuant to this Lease, not made on the date the same is due shall bear interest at a rate equal to three percent (3%) above the prime rate of interest charged from time to time by Bank of America, or its successor.

In addition to any interest charged herein, a late charge of five percent (5%) of the payment amount shall be incurred for payments received more than five (5) days late.

22. INSURANCE AND RISK. Lessor shall carry special perils property insurance for the full replacement costs of all insurable elements in the Building during the term of this lease and the period preceding the same during which Lessee has access to the Premises. Lessee shall be responsible for insuring its own personal property and such property shall be held at Lessee’s sole risk. Lessor shall not be liable for any damage done to or loss of such personal property or damage or loss suffered by the business or occupation of the Lessee arising from any acts or neglect of co-tenants or other occupants of the Building, or of Lessor or the employees of Lessor, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinkling fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever except in the case of negligence on the part of Lessor. Lessee shall keep in force throughout the term of this lease such casualty, general liability and business interruption insurance as a prudent tenant occupying and using the Premises would keep in force.

23. INDEMNIFICATION. Lessee will defend, indemnify and hold harmless Lessor from any claim, liability or suit including attorney’s fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the said Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto to the extent said damages or injury were caused by the ordinary or gross negligence or intentional act of Lessee and/or by Lessee’s agents, employees, servants, customers or clients.

24. WAIVER OF SUBROGATION. Lessee and Lessor do hereby release and relieve the other, and waive their entire claim of recovery for loss, damage, injury, and all liability of every kind and nature which may arise out of, or be incident to, any damage required to be covered by any property insurance under this lease, whether due to negligence of either of said parties, their agents, or employees, or otherwise.

25. SUBORDINATION. Lessor shall obtain and provide to Lessee a non-disturbance agreement from each holder of any deed of trust or lien against the Premises to the effect that so long as Lessee is not in default hereunder beyond the expiration of any applicable cure period, Lessee’s rights under this lease will not be disturbed by a foreclosure, trustee’s sale or conveyance in lieu thereof. In the event of a sale or assignment of Lessor’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Lessor covering the Premises, Lessee shall attorn to the purchaser and recognize such purchaser as Lessor. Lessee agrees to execute, at no expense to Lessor, any estoppel certificate deemed necessary or desirable by Lessor to further effect the provisions of this paragraph.

26. CASUALTY. In the event the leased Premises or the said Building is destroyed or injured by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, then Lessor may, at Lessor’s option, proceed with reasonable diligence to rebuild and restore the said Premises or Building or such part thereof as may be injured as aforesaid, provided that within sixty (60) days after such destruction or injury Lessor will notify Lessee of Lessor’s intention to do so, and during the period from the date of the casualty until the completion of the rebuilding and restoration all rent and additional rent shall be abated in proportion to the extent to which Lessee’s use of the Premises is impaired. During any period of abatement of rent due to casualty or destruction of the Premises, Lessor shall use its best efforts to locate comparable space for Lessee at the fair market rate not to exceed Lessee’s rental rate hereunder. Lessor shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the premises leased hereunder.

27. CONDEMNATION. If any portion of the Premises or the Building is taken by condemnation or conveyed in lieu thereof, or if any such taking or conveyance impairs Lessee’s rights of access to the Building or otherwise impairs its use of the Premises, Lessee may cancel this Lease. Lessor may cancel this Lease if more than ten percent (10%) of the Building is taken by condemnation. If this Lease is so canceled, the effective date of such cancellation shall be the effective date of the taking, and Lessee’s obligation to pay rent and any additional rent shall be prorated as of such date. If this Lease is not so canceled, Lessor shall, at its sole cost and expense, restore the Building and Premises to the condition that existed immediately before the taking to the extent reasonably practicable, and Lessee’s rent shall be adjusted to the extent of any resulting diminution in the size of the Premises. Lessee shall have the right to receive the value of its leasehold and its moving expenses and loss of good will from the condemning authority, either in a joint proceeding with Lessor or by means of any separate action.

28. INSOLVENCY. If Lessee becomes insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointed for the business or property of Lessee, or a petition is filed in a court of competent jurisdiction to have Lessee adjudged bankrupt, then Lessor may at Lessor’s option terminate this lease. Said termination shall reserve unto Lessor all of the rights and remedies available to Lessor (“Default”) hereof, and Lessor may accept rents from such assignee or receiver without waiving or forfeiting said right of termination. As an alternative to exercising his right to terminate this lease, Lessor may require Lessee to provide adequate assurances, including the posting of a cash bond, of Lessee’s ability to perform its obligations under this lease.

29. DEFAULT. If this lease is terminated in accordance with any of the terms herein (with the exception of Lessee’s insolvency), or if Lessee abandons the Premises or if Lessee shall fail at any time to keep or perform any of the covenants or conditions of this lease, i.e. specifically the covenant for the payment of monthly rent, and if any monetary default is not cured within ten (10) days after Lessor gives Lessee written notice thereof or any nonmonetary default is not cured within thirty (30) days after such notice, or such longer period as may be reasonably required to complete such cure if the same is commenced within said thirty (30) days and pursued thereafter in good faith and with due diligence, then, and in any of such events Lessor may with notice or demand, at Lessor’s option, and without being deemed guilty of trespass and/or without prejudicing any remedy or remedies which might otherwise be used by Lessor for arrearages or preceding breach of covenant or condition of this lease, enter into and repossess said Premises and expel the Lessee and all those claiming under Lessee. In such event Lessor may eject and remove from said Premises all goods and effects in any manner permitted by law. This lease if not otherwise terminated may immediately be declared by Lessor as terminated.

Lessee shall remain liable for all unpaid rental which has been earned plus late payment charges pursuant to this lease and for the remainder of the term of this lease for any deficiency between the net amounts received following reletting and the gross amounts due from Lessee, or if Lessor elects, Lessee shall be immediately liable for all rent and additional rent that would be owing to the end of the term, less any rental loss Lessee proves could be reasonably avoided, which remainder shall be discounted by the discount rate of the Federal Reserve Bank, situated nearest to the Premises, plus one percent (1%). Waiver by the Lessor of any default, monetary or non-monetary, under this Lease shall not be deemed a waiver of any future default under the Lease.

Acceptance of rent by Lessor after a default shall not be deemed a waiver of any defaults (except the default pertaining to the particular payment accepted) and shall not act as a waiver of the right of Lessor to terminate this Lease as a result of such defaults by an unlawful detainer action or otherwise.

If Lessor is fails to perform any of its obligations under this lease and such failure continues beyond the same cure period here given to Lessee for the same type of default, Lessee shall have the right to recover its damages caused by such breach, to cure such default on behalf of Lessor or, if such default materially interferes with Lessee’s ability to use the Premises for the purposes herein stated, to terminate this lease.

Any sums expended by Lessee in effecting such cures shall be repaid by Lessor upon demand or may be offset by Lessee against the next installments of rent and additional rent, and such sums shall be interest at the rate applicable to delinquent rents from the date of such expenditure to the date of repayment or offset.

30. CONDITION OF PREMISES. The space is leased to Lessee in a condition that is free of material defects and in compliance with applicable laws and regulations. Any improvements to the Premises that are in addition to those being made prior to the Commencement Date or with the proceeds of the Tenant Improvement Allowance will be at the sole cost of Lessee and with the prior approval of Lessor. Such approval shall not be unreasonably withheld, conditioned or delayed.

31. TENANT IMPROVEMENT ALLOWANCE. Lessor shall provide Lessee with a tenant improvement allowance equal to twelve dollars and fifty cents ($12.50) times the number of Rentable Square Feet to complete it’s own tenant improvements (the “Tenant Improvement Allowance”). The allowance is to be used interchangeably at Lessee’s option for construction of the Premises, but not limited to purchase and installation of furniture, fixtures and equipment, telephone, architectural fees, moving costs, data cabling and equipment, and project management. Lessee shall not be liable for any construction management fees to Lessor. Lessee may offset against its obligation to pay any advance rent at the inception of this lease the same amount of the Tenant Improvement Allowance.

The remainder of the Tenant Improvement Allowance shall be paid to Lessee within thirty (30) days after Lessee gives Lessor its written request therefore, which request shall be accompanied by copies of invoices and lien releases from the principal suppliers of the items for which it is being reimbursed. If any balance of the Tenant Improvement Allowance has not been paid or offset as of the Commencement Date, such balance shall immediately be paid to Lessee without notice or demand. Any portions of the Tenant Improvement Allowance that are not paid to Lessee when due shall bear interest from and after their respective due dates to and including the date of payment to Lessee or the due date of any obligation against which Lessee offsets the same at the rate assessable by Lessor on delinquent rent.

32. FIRST RIGHT OF REFUSAL. Lessee shall have a continuous and ongoing First Right to Lease all of each portion or all of the space on the 7th and 1st floors that is available or may become available at any time during the lease term, and upon exercising such right the space so taken shall become part of the property demised by this lease and, except as stated in this paragraph, subject to all of the terms and conditions hereof.

Should Lessee notify Lessor of its intent to take any portion or the entire 7th and/or 1st floor prior to November 30, 2005, any space leased in accordance with the First Right to Lease shall be at the rental rate in effect for the space under this lease at the time the option is exercised, and any tenant improvements, free rent, or other allowances shall be prorated based on the length of the lease term remaining.

The base rent for any space leased in accordance with the First Right to Lease that is not within the notice period described above shall be at prevailing market rates for new leases of comparable space in comparable buildings within the Waterfront sub-market of Seattle.

33. RENEWAL OPTION. Provided Lessee is not in default of any terms and conditions contained herein, Lessee, upon giving Lessor nine (9) months prior written notice, shall have two (2) options to renew this lease for five (5) years at prevailing market rates, terms and conditions for comparable space in comparable buildings within the Waterfront sub-market of Seattle.

34. PARKING. Lessor shall provide Lessee with the right to rent two (2) parking spaces per 1,000 square feet of net-rentable area leased, including any space that is added to this lease pursuant to Lessee’s right of first refusal. One (1) space per 1,000 square feet shall be in the building garage, and one (1) space per 1,000 square feet shall be available on a surface lot located within one (1) block of the building. The rate shall be $125.00 per stall per month for the building garage and $100.00 per stall per month for the surface lot.

35. AGENCY/COMMISSION. Lessor and Lessee recognize The Staubach Company as the exclusive real estate agent representing Lessee in this transaction. Lessor shall pay a market standard commission of $5.00 times the number of Rentable Square Feet to The Staubach Company pursuant to a signed Commission Agreement between Lessor and The Staubach Company. Such commission shall be due and payable at the time of full execution of the lease. Lessor shall pay a real estate fee, pro rated based on the remaining term of the lease, for any space Lessee takes under the First Right of Refusal.

36. OFFSET PROVISION. If Lessor does not provide payment for any allowances or commissions when due under the Lease and if Lessee pays the same, Lessee shall have the right to offset such amounts and any interest earned thereon against the next installments of rent and any other sums due under this lease.

37. NOTICES. Any notice given to either party under this lease shall be personally delivered or sent via overnight courier or by certified mail, return receipt requested, with postage prepaid, to the parties’ respective addresses stated in the first paragraph of this lease. Personally delivered notices shall be deemed given on the date delivered at any time prior to 5:00 p.m. on a business day, and otherwise on the next business day thereafter. Notices given via overnight courier shall be deemed given on the next business day following the date the same is deposited with the courier in time for next day delivery. Notices given by certified mail shall be deemed given two (2) business days after the date they are deposited in the United States mail, as evidenced by the official postmark. Either party shall have the right to change its address for notices by giving the other party hereto not less than fifteen (15) days’ advance written notice thereof by the means above described.

38. BINDING EFFECT. The parties hereto further agree with each other that each of the provisions of this lease shall extend to and shall, as the case may require, bind and inure to the benefit, not only of Lessor and Lessee, but also of their respective heirs, legal representatives, successors and assigns, subject, however, to the provisions relating to subleasing and assignment in this lease.

It is also understood and agreed that the terms “Lessor” and “Lessee” and verbs and pronouns in the singular number are uniformly used throughout this lease regardless of gender, number or fact of incorporation of the parties hereto. The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this lease by reference. It is further mutually agreed that no waiver by Lessor of a breach by Lessee of any covenant or condition of this lease shall be construed to be a waiver of any subsequent breach of the same or any other covenant or condition.

39. LESSOR’S CONSENTS. Lessor agrees that it shall respond in writing to any request for its consent under this lease within ten (10) business days after the same is given by Lessee in writing, and that if it fails to respond within such period such consent shall be deemed given. No consent or approval required by this lease shall be unreasonably delayed, conditioned or withheld

40. HOLDING OVER. If Lessee holds possession of the Premises after term of this lease, Lessee shall be deemed to be a month-to-month tenant upon the same terms and conditions as contained herein, except rent, which shall be revised to reflect the then current market rate. During month-to-month tenancy, Lessee acknowledges Lessor will be attempting to release the Premises. Lessee agrees to cooperate with Lessor and Lessee further acknowledges Lessor’s statutory right to terminate the lease with proper notice.

41. ATTORNEYS’ FEES. If any legal action is commenced to enforce any provision of this lease, the prevailing party shall be entitled to an award of reasonable attorney’s fees and disbursements.

42. NO REPRESENTATIONS. The Lessor has made no representations or promises except as contained herein or in some future writings signed by Lessor.

43. QUIET ENJOYMENT. So long as Lessee pays the rent and performs the covenants contained in this lease, Lessee shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this lease.

44. RECORDATION. Lessee shall not record this lease without the prior written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. However, at the request of Lessor, both parties shall execute a memorandum or “short form” of this lease for the purpose of recordation in a form customarily used for such purpose. Said memorandum or short form of this lease shall describe the parties, the Premises and the lease term, and shall incorporate this lease by reference.

45. MUTUAL PREPARATION OF LEASE. It is acknowledged and agreed that this lease was prepared mutually by both parties. In the event of ambiguity, it is agreed by both parties that it shall not be construed against either party as the drafter of this lease.

46. GOVERNING LAW. This lease shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the parties hereof have executed this lease the day and year first above written.

SELIG REAL ESTATE HOLDINGS FOURTEEN, a Washington limited liability company		DENDREON CORPORATION

	/s/ Martin Selig		/s/ Martin A. Simonetti
By:	Martin Selig	By:	Martin A. Simonetti
Its:	Managing Member	Its:	CFO
	“Lessor”		“Lessee”